EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, made and entered into as of the 5th day of December, 2005, by and between FRESH BRANDS, INC., a Wisconsin corporation (the “Company”), PILLOW ACQUISITION CORP., a Wisconsin corporation ( “Certified”), and LOUIS E. STINEBAUGH (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Executive is employed by the Company in a key executive capacity and the Executive’s services are valuable to the conduct of the business of the Company;

        WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Certified Holdings, Inc., Pillow Acquisition Corp. and the Company, dated as of this date (the “Merger Agreement”) providing for the merger of Certified with and into the Company (the “Merger”);

        WHEREAS, Certified and the Company desire to employ the Executive, and the Executive desires to continue in employment with the Company or Certified, for up to one year following the Effective Time of the Merger, as that term is defined in the Merger Agreement;

        WHEREAS, Certified, the Company and the Executive desire to enter into an employment agreement to be effective on the Effective Time of the Merger.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

        1.       Effective Date. This Agreement shall become effective on the Effective Time of the Merger.

        2.       Employment Period. Certified or the Company will employ the Executive from the Effective Time of the Merger, and the Executive will remain in the employ of Certified or the Company as applicable, in accordance with and subject to the terms and provisions of this Agreement.

        3.       Duties. During the Executive’s employment with Certified or the Company, the Executive shall, in such capacities and positions as may be assigned by Certified or the Company to the Executive, devote the Executive’s best efforts, attention and skill to the business and affairs of Certified or the Company. The Executive shall report to the President and Chief Executive Officer of Certified. The Executive shall provide such services on such schedule as shall be agreed to by the Executive and the Company. The services which are to be performed by the Executive hereunder are to be rendered in such place or places as shall be mutually agreed upon in writing by the Executive and Certified or the Company from time to time.

        4.       Compensation. During the Executive’s employment with Certified or the Company, the Executive shall be compensated as follows:

        (a)       Base Salary. The Executive shall receive, at such intervals and in accordance with such standard policies of Certified or the Company as may be in effect, an annual base salary in cash equivalent of not less than the Executive’s annual base salary as in effect immediately prior to the Effective Time of the Merger (subject to any deferral election then in effect), subject to adjustment as provided under subsection (f). The Executive’s base salary shall be paid in accordance with the normal payroll practices of the company that employs the Executive.

        (b)       Reimbursement of Expenses. The Executive shall, at such intervals and in accordance with such standard policies as may be in effect, be reimbursed for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of Certified, the Company or any of their Affiliates, including travel expenses. For purposes of this Agreement, the term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended.

        (c)       Salaried Employee Benefit Plans. The Executive shall be included, to the extent eligible thereunder, in any and all plans providing benefits for the salaried employees of the company by which the Executive is employed in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing (including any 401(k) plan) and stock bonus plans; provided, that, in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the type referred to in this Section 4(c) in which the Executive was participating immediately prior to the Effective Time.

        (d)       Vacations and Holidays. The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually immediately prior to the Effective Time or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of Certified or the Company of comparable status and position to the Executive, subject to adjustment as provided under subsection (f).

        (e)       Executive Benefit Plans. The Executive shall be included in all plans providing additional benefits to executives of Certified or the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, cash bonus, stock option, stock appreciation, stock bonus and similar or comparable plans, but excluding any KEESA or similar severance arrangement; provided, that, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Section 4(e) in which the Executive was participating immediately prior to the Effective Time, subject to adjustment as provided under subsection (f).

        (f)       Adjustment of Compensation. The amount paid to the Executive each payroll period under subsection (a) shall be prorated to reflect the number of business days the Executive actually works each payroll period. The Executive’s entitlement to vacation accrual and executive benefit plan participation opportunity (including but not limited to opportunity to receive an annual bonus) shall be prorated based on the number of business days the Executive is expected to work on an annual basis.

        (g)       Compensation Accrued Prior to the Effective Time. Nothing herein shall affect the amount of any compensation or benefits which the Executive has earned or accrued, or to which the Executive is entitled, as of the Effective Time under any plan, program or policy of the Company, including but not limited to any amounts payable under the Company’s Executive Bonus Plan for 2005 and any amount payable as a result of the termination of the Executive’s Key Executive Employment and Severance Agreement dated December 15, 2003.

        5.       Termination of Employment. The Company or an Affiliate that employs Executive may terminate the Executive at any time for any reason, and the Executive may terminate employment at any time for any reason, by providing at least thirty (30) days advance written notice thereof to the other party (other than in the event of death). In the event of the Executive’s termination of employment, the Executive shall be entitled to receive his Accrued Benefits. For purposes of this Agreement, the Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (a) all base salary for the time period ending with the termination date; (b) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of Certified, the Company or their Affiliates for the time period ending with the termination date; (c) any and all other cash earned through the termination date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (d) a payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans in which the Executive is a participant; and (e) all other payments and benefits to which the Executive may be entitled as compensatory fringe benefits or under the terms of any benefit plan or practice as in effect immediately prior to the termination date. Payment of Accrued Benefits shall be made promptly in accordance with the prevailing practice with respect to Subsections (a) and (b) or, with respect to Subsections (c), (d) and (e), pursuant to the terms of the benefit plan or practice establishing such benefits.

        6.       Confidentiality Obligations of the Executive; Noncompetition.

        (a)        During and following the Executive’s employment by Certified or the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of Certified or the Company, except to the extent authorized in writing by the Board of Directors of Certified or required by any court or administrative agency, other than to an employee of Certified or the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of Certified or the Company, as applicable. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of Certified or the Company. All records, files, documents and materials, or copies thereof, relating to the business of Certified or the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of Certified or the Company, as applicable, and shall be promptly returned to Certified or the Company upon termination of employment.

        (b)        The Executive agrees that for a period of one year after his date of termination of employment the Executive shall not, within the State of Wisconsin or the State of Illinois, except as permitted by the Company’s prior written consent (which shall not be unreasonably withheld), participate in the management of any business which is a direct and substantial competitor of the Company or one of its Affiliates. The ownership of less than five percent of any class of securities of any corporation listed on a national securities exchange or regularly traded over the counter even though such corporation may be a competitor of the Company or one of its Affiliates as specified above, shall not be deemed as constituting a financial interest in such competitor.

        7.       Payment Obligations Absolute. The Company’s obligation during and after the Executive’s employment with Certified or the Company to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

        8.       Successors.

        (a)        This Agreement and all rights of the Company or any Affiliate hereunder shall inure to the benefit of and be binding on any successor to such Company or any Affiliate.

        (b)        This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.

        9.       Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

        10.       Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

        11.       Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

        12.       Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Sheboygan, Wisconsin or, at the Executive’s election, if the Executive is no longer residing or working in the Sheboygan, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

        13.       Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company or any of its Affiliates, to Certified Grocers Midwest, Inc., Attention: Kenneth R. Koester, President and Chief Executive Officer, One Certified Drive, Hodgkins, Illinois 60525, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

        14.       No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

        15.       Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

FRESH BRANDS, INC.
By: /s/ Walter G. Winding
Walter G. Winding, III
Chairman of the Board
PILLOW ACQUISITION CORP.
By: /s/ Kenneth R. Koester
Kenneth R. Koester
President and Chief Executive Officer
EXECUTIVE
/s/ Louis E. Stinebaugh
Louis E. Stinebaugh
Address: W 336 S4675 Drumlin Drive
Dousman, WI 53118

5